SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”), dated as of December 10, 2021, is entered into by and between Healthcare Triangle, Inc. a Delaware corporation, having its principal place of business at 4309 Hacienda Drive, Suite 150, Pleasanton, CA 94583 (“Buyer”), and Go To Assistance Inc., a California corporation, having its principal place of business at 1217 Pineto Place, Pleasanton, CA 94566 (“Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the SPA (defined below).

PREAMBLE

WHEREAS:

A.  Buyer, Seller, Devcool, Inc., a California corporation (the “Company”), and Mr. Sandeep Deokule, an individual and current Chief Executive Officer of the Company, have entered into a Share Purchase Agreement, dated as of December 10, 2021 (the “SPA”), pursuant to which Seller has agreed to sell to Buyer all of the shares of the Company owned by Seller on the terms and conditions set forth in the SPA;

B.  Pursuant to Section 1.03(c) of the SPA, Buyer owes Seller a principal sum of Two Million Two Hundred Eight Thousand Eight Hundred Forty Dollars and Ninety Six Cents ($2,208,840.96) (the “Principal Amount”), which is evidenced by a Secured Promissory Note executed by Buyer in favor of Seller (such Note, as amended, restated, modified or supplemented from time to time, hereinafter, the “Net Working Capital Note”); and

C.  Buyer intends to grant, and Seller intends to accept, a security interest in all of the Collateral (as defined herein), on the terms and conditions provided herein, as security for the payment and performance of Buyer’s obligations to Seller under the Note.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller agree as follows:

AGREEMENT

1. Grant of Security Interest. Buyer pledges and grants to Seller a security interest in the Collateral (as defined in Section 2 hereof) to secure payment and performance of the Obligations (as defined in
Section 3 hereof). The security interest granted under this Section 1 will attach to the collateral effective on the Closing Date.

2. Collateral. For purposes of this Agreement, “Collateral” means:

(a)  All of Buyer’s accounts, accounts receivables, contract rights and general intangibles, including, without limitation, any and all franchise rights, leasehold interests, rights as lienholder, all present and future income, revenues, profits, rents, and causes of action, promissory notes, instruments, proceeds, and any other right to payment, including without limitation, payment of insurance proceeds, refunds, rebates, and credits, payments due under warranties or guarantees, and payment due for condemnation of property, good will, trademarks, trade names, trade secrets, patents, patent rights, licensing rights and income, royalties, copyrights, customer lists, business, accounting and customer records, including electronically stored data and metadata, wherever located and now owned or later created or acquired by Buyer, or in which Buyer now has, may have or may later acquire an interest;

(b)  All goods, including, without limitation, equipment, machinery, tools, materials, parts and supplies, furniture, furnishings, computers and related accessories and equipment, appliances and vehicles of all kinds and wherever located, now owned or later acquired by Buyer, or in which Buyer now has, may have or may later acquire an interest;

(c)  All inventory, including without limitation, all merchandise and goods held for sale or lease, promotional catalogs and marketing materials, and all parts and supplies, of all kinds and wherever located, now owned or later acquired by Buyer, or delivered or returned to Buyer’s possession after the date of this Agreement;

(d)  All documents, deposit accounts, negotiable and non-negotiable instruments, chattel paper, stocks, bonds, securities and investment property of any kind, documents of title, moneys held or to be collected, and letters of credit, wherever located and now owned or later acquired by Buyer

(e)  All proceeds from any of the personal property described above, including without limitation, insurance proceeds, awards in any eminent domain proceeding or settlement, proceeds of any noncommercial tort cause of action or settlement, and all replacements, substitutions, returns, additions or renewals of same, wherever located and now owned or later acquired by Buyer; and

(f) All of the shares of the Company now or hereafter owned by or on behalf of Buyer or any of its related entities.

3. Obligations. The obligations of Buyer secured by this Agreement consist of the obligations under the Note, and all amendments to the Note (collectively, the “Obligations”).

4. Buyer’s Mailing Address. Buyer’s mailing address is as set forth in the first paragraph hereto.

5. Location of Collateral Records. The best or primary place where records concerning the location of all Collateral may be obtained is Buyer’s mailing address.

6. Representations and Warranties. Buyer represents and warrants to Seller the following as of the date of this Agreement and as of the Closing Date:

a.	Title. Buyer owns the Collateral free and clear of any and all liens, claims and encumbrances, except as stated in the Note and the security interest created under this Agreement, and no other person has any right, title, claim, license, security interest, lien or other interest in, against, or to the Collateral.
b.	Authority. Buyer has full right, power and authority to grant a security interest in the Collateral, to execute this Agreement to render the Collateral subject to the security interest created under this Agreement and to perform all of the Buyer’s obligations under this Agreement and to bind the Buyer.
c.	Information. The information contained in this Agreement and the Note is true and accurate.
d.	Security Interest. This Agreement is intended to create a valid security interest in the Collateral and, upon the filing of the appropriate financing statements, a perfected first-priority security interest in the Collateral in favor of Seller.

7. Covenants of Buyer. Buyer hereby agrees:

a.	to defend the collateral against all other persons who, at any time, may claim an interest in it;
b.	to promptly pay when due all taxes, assessments, charges, encumbrances, and liens now or hereafter imposed upon or affecting any Collateral;
c.	to keep and maintain all of the records concerning the Collateral at the address indicated in this Agreement;
d.	to keep and maintain the Collateral at the address(es) indicated in this Agreement or at such other locations as is proper and customary in the normal course of Buyer’s business;
e.	to promptly notify Seller of any changes in Buyer’s name, principal office, mailing address or any other addresses provided by Buyer in this Agreement;
f.	to comply and to maintain compliance with all laws, regulations, and ordinances relating to the possession and control of the Collateral; and
g.	to procure, execute, and deliver any endorsements, assignments, and other writings reasonably necessary in order to perfect, maintain, and protect Seller’s security interest in the Collateral and the priority thereof.

8. Authorized Action by Seller. Seller may, at its option and without any obligation to do so, and regardless of whether the Collateral is in its possession, pay any or all costs necessary to obtain, preserve, maintain, defend and enforce the Security Interest, pay any amounts necessary to discharge encumbrances, maintain adequate insurance coverage, and maintain compliance with applicable laws and ordinances affecting the Collateral, including but not limited to, the payment of taxes, assessments, and other charges required by law or contract, reasonable attorney fees and legal expenses, and expenses associated with sale, repair or storage of all or any of the Collateral. Buyer agrees to reimburse Seller on demand for any such payments made by Seller and, until such reimbursement, the amount of any such payment shall be a part of Buyer’s Obligations.

9. Default and Remedies. In the event that Buyer defaults in the payment of any principal or defaults in any other duty, covenant or obligation under the Note, or this Agreement or the Guaranty, Seller shall have all the rights and remedies of a seller under the California Uniform Commercial Code, including, without limitation, a right to do any one or more of the following without notice or demand:

a.	take (or require Buyer to deliver) and retain possession and control of all or any of the Collateral wherever it is located or at whatever location Seller deems appropriate upon removal, with or without judicial process;
b.	sell, lease, or otherwise dispose of any or all the Collateral by public or private sale or otherwise, on such terms and in such manner as Seller deems appropriate to preserve and protect its security interest;
c.	enforce Seller’s security interest by foreclosure or any other means permitted by law or under the terms of this Agreement; and
d.	recover from Buyer all costs and expenses incurred by Seller in exercising any of its rights, powers, or remedies under this Agreement or as permitted by law, including without limitation, attorney’s fees and costs, appraisal costs, and costs of transporting or storing any or all of the Collateral.

10. Notices.

(a)	All notices and other communications required to be delivered under this Agreement must be in writing and: (i) personally, delivered to the party’s address as set forth in this Agreement; (ii) transmitted by a recognized courier service to the party’s address as set forth in this Agreement; (iii) sent by regular, registered or certified mail to the party’s mailing address as set forth in this Agreement; (iv) transmitted by facsimile to the party’s facsimile number as set forth in this Agreement; or (v) transmitted by electronic mail (e-mail) to the party’s e-mail address as set forth in this Agreement.
(b)	Any notice sent under this Section 10 will be deemed to have been duly given and received as follows (or on the earliest of such dates if sent by more than one method permitted under this Agreement): (i) if delivered personally, on the date of delivery; (ii) if delivered by courier, three days after delivery to the courier; (iii) if delivered by regular mail, on the third business day after the date of mailing; (iv) if delivered by registered or certified mail, on the date of delivery as confirmed by the U.S. Postal Service; (v) if delivered by facsimile transmission, on confirmation of transmission by the sender’s fax machine; or (vi) if delivered by email, either (aa) on the date received, if delivered between 9:00 a.m. and 5:00 p.m. on a business day; or (bb) on the next business day, if delivered after 5:00 p.m. or on a Saturday, Sunday or legal holiday.
(c)	Any party may change its address, facsimile number or e-mail address for purposes of this Section 10 by written notice to all other parties.

11. Cumulative Rights. The rights, powers, and remedies of Seller under this Agreement are in addition to any rights, powers, and remedies given to Seller by virtue of any statute or rule of law, the Note, or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Seller’s security interest in the Collateral.

12. Waiver. No forbearance or delay by Seller in exercising any right, power, or remedy shall constitute a waiver thereof, and every right, power, or remedy of Seller shall continue in full force and effect until such right, power, or remedy is specifically waived in a writing executed by Seller.

13. Successors and Assigns. This Agreement and all rights and obligations hereunder shall be binding upon Buyer and its successors, assigns, personal representatives, and heirs; and shall inure to the benefit of Seller, SD and their respective successors and assigns.

14. Entire Agreement. This Agreement and the Note referenced herein constitute the entire agreement between the parties with regard to the subject matter thereof. There are no other representations, agreements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement.

15. No Modifications. No part of this Agreement may be modified, waived, limited, discharged, or terminated except in writing, signed by all parties and expressly referring to this Agreement and to the provisions so modified or limited.

16. Governing Law and Venue. This Agreement and all amendments relating hereto shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of law. Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings given them in the California Uniform Commercial Code. The parties hereby agree to the exclusive jurisdiction of the courts of the State of California and of the United States District Court for the Northern District of California.

17. Use of Headings. Any headings contained in this Agreement are for reference purposes only and shall not be considered in construing this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Severability. If any of the provisions of this Agreement shall be held invalid or unenforceable, this Agreement shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

20. Third Party Beneficiaries. Notwithstanding anything to the contrary set forth herein, the SPA or in any other Ancillary Agreements, SD and his heirs, executors, administrators and assigns shall be deemed to be third party beneficiaries of this Agreement.

21. SPA Terms. The parties hereto acknowledge and agree that all of the applicable terms and conditions of the SPA and the Note are deemed incorporated herein by this reference as if expressly set forth herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement through their duly authorized representatives as of the date first set forth above.

Healthcare Triangle, Inc., as Buyer

By: /s/ Suresh Venkatachari Name: Suresh Venkatachari Title: CEO

Go To Assistance, Inc., as Seller

By: /s/ Sandeep Deokule Name: Sandeep Deokule Title: CEO

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